As filed with the Securities and Exchange Commission on April 21, 2021

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

MeaTech 3D Ltd.
(Exact name of registrant as specified in its charter)

State of Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
18 Einstein St., P.O. Box 4061 Ness Ziona Israel (Address of Principal Executive Offices)	7414001 (Zip Code)

MeaTech 3D Ltd. Option and RSU Allocation Plan
(Full title of the plan)
_____________________

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711
 (Name and address of agent for service)

(302) 738-6680
(Telephone number, including area code, of agent for service)

Copies to:

Brian K. Rosenzweig Sarah C. Griffiths Covington & Burling LLP The New York Times Building 620 Eighth Avenue New York, New York 10018 (212) 841-1000	Aaron M. Lampert Goldfarb Seligman & Co. Ampa Tower 98 Yigal Alon Street Tel Aviv 6789141, Israel +972 (3) 608-9999

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(2)		Proposed maximum offering price per share	Proposed maximum aggregate offering price		Amount of registration fee
Ordinary shares, no par value(1)	10,727,310	(3)	$0.87	$9,332,760	(4)	$1,019

(1)
These shares may be represented by American Depositary Shares (“ADSs”), each of which currently represents ten ordinary shares, no par value (“Ordinary Shares”), of MeaTech 3D Ltd. (the “Registrant”). ADSs issuable upon deposit of the securities registered hereby have been registered under a separate Registration Statement on Form F-6 (File No. 333-253915).

(2)
In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional securities that may from time to time be offered or issued in respect of the securities identified in the above table by reason of any share dividend, share split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding Ordinary Shares.

(3)
Represents (i) 6,727,310 Ordinary Shares issuable upon exercise or vesting of options or restricted stock units (“RSUs”), as applicable, granted under the Option and RSU Allocation Plan and (ii) 4,000,000 additional Ordinary Shares reserved for issuance under the Option and RSU Allocation Plan.

(4)
Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee based upon the average of the high and low sale prices reported for the ADSs on the Nasdaq Capital Market on April 16, 2021.

PART I.

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8, or the Registration Statement, in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with or furnished to the Securities and Exchange Commission (the “Commission”) by the Registrant are incorporated herein by reference:

(a) The Registrant’s annual report on Form 20-F for the fiscal year ended December 31, 2020, filed with the Commission on April 21, 2021; and

(b) The description of the Registrant’s ordinary shares and ADSs contained in the Registrant’s Registration Statement on Form F-1, as amended (File No. 333-253257), filed with the Commission on March 11, 2021, which is incorporated by reference into the Registrant’s Registration Statement on Form 8-A (File No. 001-40173) filed with the SEC on March 5, 2021, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, to the extent designated therein, certain reports on Form 6-K the Registrant submits to the Commission after the date hereof, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that is or is deemed to be incorporated by reference herein modifies or supersedes such previous statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities.

Incorporated by reference to the Registrant’s Registration Statement on Form F-1, as amended (File No. 333-253257), filed with the Commission on March 11, 2021, which is incorporated by reference into the Registrant’s Registration Statement on Form 8-A (File No. 001-40173) filed with the SEC on March 5, 2021, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under the Companies Law, the Securities Law, 5728-1968 (the “Securities Law”) and the Economic Competition Law, 5748-1988 (the “Antitrust Law”), a company may indemnify an office holder in respect of the following liabilities, payments and expenses incurred for acts performed by him or her as an office holder, either in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

•
a monetary liability incurred by or imposed on the office holder in favor of another person pursuant to a court judgment, including pursuant to a settlement confirmed as judgment or arbitrator’s decision approved by a competent court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

•
reasonable litigation expenses, including reasonable attorneys’ fees, which were incurred by the office holder as a result of an investigation or proceeding filed against the office holder by an authority authorized to conduct such investigation or proceeding, provided that such investigation or proceeding was either (i) concluded without the filing of an indictment against such office holder and without the imposition on him of any monetary obligation in lieu of a criminal proceeding; (ii) concluded without the filing of an indictment against the office holder but with the imposition of a monetary obligation on the office holder in lieu of criminal proceedings for an offense that does not require proof of criminal intent; or (iii) in connection with a monetary sanction;

•
a monetary liability imposed on the office holder in favor of all the injured parties by the breach in an Administrative Proceeding (as defined below) as set forth in Section 52(54)(a)(1)(a) to the Securities Law;

•	expenses expended by the office holder with respect to an Administrative Proceeding under the Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees;

•
reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or which were imposed on the office holder by a court (i) in a proceeding instituted against him or her by the company, on its behalf, or by a third party, or (ii) in connection with criminal indictment of which the office holder was acquitted, or (iii) in a criminal indictment which the office holder was convicted of an offense that does not require proof of criminal intent;

•	financial liability imposed on the office holder on behalf of all the victims of the breach in an Administrative Proceeding;

•
expenses incurred by an office holder in connection with a proceeding conducted with respect to the office holder under the Antitrust Law, including reasonable attorneys’ fees and other litigation expenses; and

•
any other obligation or expense in respect of which it is permitted or will be permitted under applicable law to indemnify an office holder, including, without limitation, matters referenced in Section 56H(b)(1) of the Securities Law.

An “Administrative Proceeding” is defined as a proceeding pursuant to chapters H3 (Monetary Sanction by the Israel Securities Authority), H4 (Administrative Enforcement Proceedings of the Administrative Enforcement Committee) or I1 (Arrangement to Conditionally Prevent Proceedings or Suspend Proceedings) of the Securities Law.

•
Under the Companies Law, the Securities Law and the Antitrust Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the company’s articles of association:

•	a breach of the duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

•	a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder;

•	a monetary liability imposed on the office holder in favor of a third party;

•
a monetary liability imposed on the office holder in favor of an injured party in certain Administrative Proceedings under the Securities Law, including reasonable attorneys’ fees and other litigation expenses;

•	expenses incurred by an office holder in connection with an Administrative Proceeding, including reasonable attorneys’ fees and other litigation expenses; and

•	monetary liability imposed on the office holder in proceedings under or in connection with the Antitrust Law, including reasonable attorneys’ fees and other litigation expenses.

Under the Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

•
a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•	an act or omission committed with intent to derive illegal personal benefit; or

•	a fine or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to directors or controlling shareholders, their relatives and third parties in which such controlling shareholders have a personal interest, also by the shareholders.

The Registrant’s Articles of Association permit the Registrant to insure its office holders to the fullest extent permitted or to be permitted by law. The Registrant’s office holders are currently covered by a directors’ and officers’ liability insurance policy. As of the date of this Registration Statement, no claims for directors’ and officers’ liability insurance have been filed under this policy and the Registrant is not aware of any pending or threatened litigation or proceeding involving any of its office holders, including its directors, in which indemnification is sought.

The Registrant has entered into agreements with each of its current office holders undertaking to indemnify them to the fullest extent permitted by law, subject to limited exceptions, to the extent that these liabilities are not covered by insurance. This indemnification is limited as follows: the maximum aggregate amount of indemnification that may be paid by the Registrant to all office holders entitled to indemnification, whether in advance or after the event, with respect to all indemnification undertakings by the Registrant to officer holders (including indemnification undertakings to office holders of companies held by the Registrant), if and to the extent that it grants them, based on the grounds specified above, shall not exceed the maximum indemnification amount of 25% of the Registrant’s shareholders’ equity according to its last consolidated financial statements at the time of indemnification, but no less than a minimum aggregate amount to be paid by the Registrant to all office holders who are entitled to indemnification, whether in advance or retroactively, of $20 million.

Insofar as indemnification of liabilities arising under the Securities Act may be permitted to the Registrant’s board, executive officers, or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

        The Registrant has previously issued some options and RSUs under the Option and RSU Allocation Plan to directors, officers, employees and/or consultants in reliance on the exemption under Rule 701 promulgated under the Securities Act, as transactions by an issuer not involving a public offering and under a written compensatory benefit plan.

Item 8. Exhibits.

        The list of exhibits is set forth under “Index of Exhibits” at the end of this Registration Statement and is incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment of this Registration Statement by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto authorized, in the city of Ness Ziona, Israel, on April 21, 2021.

MEATECH 3D LTD.

By: /s/ Sharon Fima
Name: Sharon Fima
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Sharon Fima, with full power to act alone,  the individual’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the person and in his name, place and stead, in any and all capacities, in connection with this Registration Statement, including to sign in the name and on behalf of the undersigned this Registration Statement of MeaTech 3D Ltd. on Form S-8 and any and all amendments thereto, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons, in the capacities indicated and on the dates indicated:

Name	Title	Date
/s/ Sharon Fima Sharon Fima	Chief Executive Officer, Chief Technology Officer and Director (Principal Executive Officer)	April 21, 2021
/s/ Guy Hefer Guy Hefer	Chief Financial Officer (principal Financial Officer and Principal Accounting Officer)	April 21, 2021
/s/ Steven H. Lavin Steven H. Lavin	Chairman of the Board of Directors	April 21, 2021
/s/ Eli Arad Eli Arad	Director	April 21, 2021
/s/ Daniel Ayalon Daniel Ayalon	Director	April 21, 2021
/s/ Shirly Cohen Shirly Cohen	Director	April 21, 2021
/s/ David Gerbi David Gerbi	Director	April 21, 2021
/s/ Omri Schanin Omri Schanin	Director	April 21, 2021
/s/ Sari Singer Sari Singer	Director	April 21, 2021

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant’s duly authorized representative has signed this Registration Statement on Form S-8 in the city of Newark, the State of Delaware, on April 21, 2021.

By:	Puglisi & Associates
By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director

INDEX OF EXHIBITS
Exhibit Number	Description
3.1	Articles of Association of the Registrant (incorporated herein by reference to Exhibit 3.1 to the registration statement on Form F-1, as amended (File No. 333-253527))
4.1	Form of Specimen American Depositary Receipt (incorporated herein by reference to Exhibit 4.1 to the registration statement on Form F-1, as amended (File No. 333-253527))
5.1*	Opinion of Goldfarb Seligman & Co., Israeli counsel to the Registrant
23.1*	Consent of Somekh Chaikin, Member Firm of KPMG International, Independent Registered Public Accounting Firm
23.2*	Consent of Goldfarb Seligman & Co., Israeli counsel to the Registrant (included in Exhibit 5.1)
24.1*	Power of Attorney (included on the signature page hereto)

* Filed herewith.